Exhibit 4.1


                          CERTIFICATE OF DESIGNATION OF

                         LAWRENCE CONSULTING GROUP, INC.

                      Series A Convertible Preferred Stock

      Pursuant to Section 151(g) of the Delaware General Corporation Law, Lawrence Consulting Group, Inc., a Delaware corporation (the "Corporation"), does hereby certify as follows:

      1. The following resolution was duly adopted by the sole director of the Corporation by an action in writing on January 25, 2006:

            RESOLVED, that pursuant to Article FOURTH of the Certificate of Incorporation of this Corporation, there be created a series of the preferred stock, par value $.0001 per share, consisting of 1,175,000 shares, to be designated as the Series A Convertible Preferred Stock ("Series A Preferred Stock"), and that the holders of shares of the Series A Preferred Stock shall have the voting power, designations, preferences, limitations, restrictions and relative rights in the Certificate of Designation set forth in Exhibit A to this Action in Writing; and it is further

            RESOLVED, that any one of the chief executive officer, president and chief financial officer (each, an "Authorized Officer") of this Corporation be, and hereby is, authorized and empowered to execute and file with the Secretary of State of the State of Delaware, the Certificate of Designation

      2. Set forth as Exhibit A to this Certificate of Designation is a true and correct copy of the rights, preferences and privileges of the holders of the Series A Preferred Stock.

      IN WITNESS WHEREOF, Lawrence Consulting Group, Inc. has caused this certificate to be signed by its president this 25th day of January, 2006.



                                    By:
                                       -----------------------------------------
                                       Dov Perlysky, President



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                                                                       Exhibit A

                            Statement of Designation

                      Series A Convertible Preferred Stock

The designation of, the number of shares constituting, and the rights, preferences, privileges and restrictions relating to, the Series A Convertible Preferred Stock are as follows:

      1. Designation and Number of Shares.

      (a) The designation of this series of one million one hundred seventy five thousand (1,175,000) shares of preferred stock, par value $.0001 per share ("Preferred Stock"), created by the Board of Directors of the Corporation pursuant to the authority granted to it by the certificate of incorporation of the Corporation is "Series A Convertible Preferred Stock," which is hereinafter referred to as the "Series A Preferred Stock." In the event of the conversion of shares of Series A Preferred Stock into this Corporation's common stock, par value $.0001 per share ("Common Stock"), pursuant to Section 4 of this Statement of Designation, or in the event that the Corporation shall otherwise acquire and cancel any shares of Series A Preferred Stock, the shares of Series A Preferred Stock so converted or otherwise acquired and canceled shall have the status of authorized but unissued shares of Preferred Stock, without designation as to series until such stock is once more designated as part of a particular series by the Corporation's Board of Directors. In addition, if the Corporation shall not issue the maximum number of shares of Series A Preferred Stock, the Corporation may, from time to time, by resolution of the Board of Directors, reduce the number of shares of Series A Preferred Stock authorized, provided, that no such reduction shall reduce the number of authorized shares to a number which is less than the number of shares of Series A Preferred Stock then issued or reserved for issuance. The number of shares by which the Series A Preferred Stock is reduced shall have the status of authorized but unissued shares of Preferred Stock, without designation as to series, until such stock is once more designated as part of a particular Series A by the Corporation's Board of Directors. The Board of Directors shall cause to be filed with the Secretary of State of the State of Delaware such certificate as shall be necessary to reflect any reduction in the number of shares constituting the Series A Preferred Stock.

      2. Dividend Rights.

      (a) Except as provided in Section 2(b) of this Statement of Designation, the holders of the Series A Preferred Stock shall be not entitled to receive any dividends.

      (b) If the Corporation shall pay to the holders of Common Stock any dividends or other distributions, other than distributions payable in shares of Common Stock, the Corporation shall pay to the holders of the Series A Preferred Stock a dividend per share of Series A Preferred Stock equal to the dividend which would have been paid if the Series A Preferred Stock had been converted into Common Stock on and as of the record date for such dividend. Such dividend shall be paid on the same dividend payment date that the dividend is paid to the holders of the Common Stock, and the record date shall be the same record date used for determining holders of Common Stock entitled to such dividend. Any dividends shall be paid only out of funds of this Corporation legally available therefor.

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      3. Voting Rights.

      (a) Except as otherwise required by law or as provided in Section 3(b) or
Section 3(c) of this Statement of Designation, the holders of the Series A Preferred Stock shall have no voting right.

      (b) The vote of the holders of a majority of the outstanding shares of Series A Preferred Stock shall be required for any amendment to this Certificate of Designation.

      (c) The Corporation shall not take any of the following actions without the approval of the holders of a majority of the shares of Series A Preferred
Stock:

      (i) The merger or consolidation of the Corporation with or into any other corporation or other entity.

      (ii) The sale by the Corporation of all or a significant portion of its business and assets.

      (iii) The acquisition of any business or entity if such acquisition provides for the payment of consideration, including equity, of more than $1,000,000 or the resulting issuance of such number of shares of capital stock (including convertible securities) which would be more than 10% of the outstanding Common Stock (including Common Stock that is issuable upon conversion or exercise of convertible securities, including options and warrants).

      (iv) The creation or issuance of any class or series of capital stock which is senior to or on a parity with the Series A Preferred Stock as to dividends, voting or voluntary or involuntary liquidation, dissolution or winding up.

      (d) Where the holder of the Series A Preferred Stock vote as a single class, each share of Series A Preferred Stock shall be entitled to one vote. The consent may be given in writing by the holders of a majority of the outstanding shares of Series A Preferred Stock without a meeting.

      4. Conversion into Common Stock.

      (a) The shares of Series A Preferred Stock shall not be convertible into Common Stock until and unless a Conversion Event, as hereinafter defined, shall occur. Upon the occurrence of a Conversion Event, each share of Series A Preferred Stock shall be converted into Common Stock at the Conversion Rate, as hereinafter defined.

      (b) A Conversion Event shall mean the filing of a certificate of amendment to the Corporation's certificate of incorporation which increases the Corporation's authorized capital stock to 10,000,000 shares of Preferred Stock and 50,000,000 shares of Common Stock.

      (c) The Conversion Rate shall mean the number of shares of Common Stock issuable upon conversion of one share of Series A Preferred Stock. The Conversion Rate shall initially be 13.616 shares of Common Stock for each share of Preferred Stock, subject to adjustment in the event of any stock split, stock distribution, stock dividend, combination of shares, reverse split or any other recapitalization.

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      (d) In the event of the merger or consolidation of the Corporation in a transaction in which the Corporation is not the surviving entity, the shares of Series A Preferred Stock then outstanding will be deemed converted into Common Stock immediately prior to the effective time of the transaction or as otherwise provided in the agreement of merger or consolidation which has been approved by the holders of a majority of the outstanding shares of Series A Preferred Stock.

      (e) No fractional shares shall be issued upon conversion of the Series A Preferred Stock into Common Stock. In the event that fractional shares would be issuable, the Corporation will issue upon conversion such additional fractional share as will result in the issuance of a whole number of shares of Common Stock.

      (f) The Common Stock issuable upon conversion of the Series A Preferred Stock shall, when so issued, be duly and validly authorized and issued, fully paid and non-assessable.

      5. Redemption. The Corporation shall have no right to redeem any shares of Series A Preferred Stock.

      6. Liquidation Rights.

      (a) In the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, subject to the rights of to the rights of the holders of any class or series of capital stock which is senior to the Series A Preferred Stock upon voluntary or involuntary liquidation, dissolution or winding up, the holders of the Series A Preferred Stock will be treated as if the Series A Preferred Stock were converted into Common Stock based on the Conversion Rate in effect at the time of such liquidation, dissolution or winding up.

      (b) The sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation shall be deemed a voluntary dissolution, liquidation or winding up of the Corporation for purposes of this Section 6.

      (c) The consolidation or merger of the Corporation into another corporation in which the Corporation is not the surviving corporation shall be governed by Section 4(d) of this Certificate of Designation.

      (d) In the event the assets of the Corporation available for distribution to the holders of shares of Series A Preferred Stock upon dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to Section 6(a)(i) of this Statement of Designation, no such distribution shall be made on account of any shares of any other class or series of capital stock of the Corporation ranking on a parity with the shares of Series A Preferred Stock upon such dissolution, liquidation or winding up unless proportionate distributive amounts shall be paid on account of the shares of Series A Preferred Stock, ratably, in proportion to the full distributable amounts for which holders of all such parity shares are respectively entitled upon such dissolution, liquidation or winding up.

      (e) Upon the dissolution, liquidation or winding up of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders all amounts to which such holders are entitled pursuant to Section 6(a)(i) of this Statement of Designation before any payment shall be made to the holders of any class or series of capital stock of the Corporation ranking junior upon liquidation to Series A Preferred Stock.

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

      7. Notice. Each notice or other communication pursuant to this Statement of Designation shall be in writing signed by the party giving such notice, and delivered personally or sent by overnight courier, mail or messenger against receipt thereof or sent by registered or certified mail, return receipt requested, to the Corporation at its executive offices, or to such other address or person as the Corporation may advise the holders of the Series A Preferred Stock by like notice, or to any holder at his address set forth on the Corporation's records. Notices shall be deemed to have been received on the date of personal delivery or, if sent by certified or registered mail, return receipt requested, shall be deemed to be delivered on the fifth (5th) business day after the date of mailing, except that notice of change in the person or address shall be effective on actual receipt.

      8. Rank of Series. For purposes of this Certificate of Designation, any stock of any series or class of the Corporation shall be deemed to rank:

      (a) prior to the shares of Series A Preferred Stock, as to dividends or upon liquidation, dissolution or winding up, as the case may be, if the holders of such class or classes shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the holders of shares of Series A Preferred Stock;

      (b) on a parity with shares of Series A Preferred Stock, as to dividends or upon liquidation, dissolution or winding up, as the case may be, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share or sinking fund provisions, if any, be different from those of Series A Preferred Stock, if the holders of such stock shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority, one over the other, as between the holders of such stock and the holders of shares of Series A Preferred Stock; and

      (c) junior to shares of Series A Preferred Stock as to dividends or upon liquidation, dissolution or winding up, as the case may be, if such class shall be Common Stock or if the holders of shares of Series A Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the holders of shares of such class or classes.

      9. No Preemptive Rights. No holder of the Series A Preferred Stock shall, as such holder, be entitled as of right to purchase or subscribe for any shares of stock of the Corporation of any class or any series now or hereafter authorized or any securities convertible into or exchangeable for any shares, or any warrants, options, rights or other instruments evidencing rights to subscribe for or purchase any such shares, whether such shares, securities, warrants, options, rights or other instruments be unissued or issued and thereafter acquired by the Corporation.

      10. Transfer Agent and Registrar. The Corporation may appoint a transfer agent and registrar for the issuance, transfer and conversion of the Series A Preferred Stock and for the payment of dividends to the holders of the Series A Preferred Stock.

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